Tupperware Brands Reports Record First Quarter 2013 Sales and Earnings Per Share

-- First Quarter Sales up 6% in local currency+ versus last year; including negative impact from exchange rates, sales up 4% in dollars.

-- First Quarter GAAP diluted E.P.S. $1.06, up 4% versus last year. Excluding certain items impacting comparability*, diluted E.P.S. $1.18, up 19% in local currency, and 4 cents above the high end of guidance range.

-- First Quarter 2013 share repurchases of $100 million / 1.28 million shares.

ORLANDO, Fla., April 24, 2013 /PRNewswire/ -- (NYSE: TUP) Tupperware Brands Corporation today reported first quarter 2013 sales and profit, with sales up 4% in dollars and up 6% in local currency+.

GAAP net income for the quarter was $58.2 million, or $1.06 per diluted share, compared with 2012 first quarter GAAP net income and diluted EPS of $58.3 million and $1.02 per share, respectively. Adjusted diluted earnings per share of $1.18 in the quarter was 15 cents, or15%, better than 2012 in U.S. dollars, including a negative foreign currency impact of 4 cents. Excluding the impact of foreign exchange on the comparison, adjusted diluted earnings per share was up 19 cents, or 19%.

The Company repurchased in the open market 1.28 million shares for $100 million in the first quarter of 2013. Since 2007, the Company has repurchased 16.8 million shares for $928 million and can repurchase up to an additional $1.1 billion of shares under its current authorization that runs until February 2017. The Company expects to repurchase $100 million worth of shares in the second quarter of 2013, and continues to include $400 million of repurchases in its full year 2013 outlook.

Rick Goings, Chairman and CEO, commented, "I'm pleased that our positive trends in sales and profit growth have continued in 2013, with local currency sales up 6% and profit, excluding items, 4 cents ahead of the high end of our guidance. Our ability to increase sales, even in challenging macro-economic environments, continues to illustrate the benefits of being a global portfolio of businesses in emerging and established markets, enabling us to consistently deliver solid top and bottom-line growth. Sales in our emerging markets** were up 13%, in local currency, in the quarter and comprised 62% of our sales. Our established markets were down 3% in local currency. Our growth in the emerging markets is driven by the power of our channel, our brand and the opportunity we provide women. I'm confident that we'll be able to grow our established markets in the future, as we continue to provide innovative products and a real earning opportunity to our sales force. Around the world, we have a lot of runway left."

2013 Updated Guidance (Unaudited)

Based on current business trends and foreign currency rates, the Company's second quarter and 2013 full year guidance is provided below.

Company Level

	13 Weeks Ending		13 Weeks	52 Weeks Ending		52 Weeks
	June 29, 2013		Ended	Dec 28, 2013		Ended
	Low	High	June 30, 2012	Low	High	Dec 29, 2012

USD Sales Growth vs Prior Year	6%	8%	(5)%	5%	7%	0%	(a)
GAAP EPS	$1.36	$1.41	$0.22	$5.30	$5.45	$3.42
GAAP Pre-Tax ROS	14.2%	14.4%	3.9%	13.7%	13.9%	10.6%

Local Currency+ Sales Growth vs Prior Year	5%	7%	5%	5%	7%	5%	(a)
EPS Excluding Items*	$1.41	$1.46	$1.31	$5.52	$5.67	$4.99
Pre-Tax ROS Excluding Items	14.8%	15.1%	15.0%	14.3%	14.4%	14.2%

FX Impact on EPS Comparison	$0.02	$0.02		$0.00	$0.00

(a) 2011 had a 53rd week under the Company's fiscal calendar, and this negatively impacted the year-over-year sales comparison by 1% for full year 2012.

Full year 2013 net interest expense is expected to increase over 2012 by about $7 million, due to higher borrowings and interest rates in conjunction with reaching the Company's new leverage target. The reduction in the diluted earnings per share guidance range versus that provided in January, without items, reflects first quarter performance in local currency 5 cents above the high end of the Company's range using the tax rate included in the January guidance, more than offset by negative impacts of 3 cents on ongoing operations from the devaluation of the Venezuelan bolivar during the first quarter, 5 cents from changes in other foreign exchange rates and 7 cents from less shares repurchased in light of a higher assumed share price. The GAAP diluted earnings per share range is further impacted versus the previous guidance by a negative 8 cent impact from the first quarter devaluation of the Venezuelan bolivar related to the Company's net monetary asset, inventory and non-recurring deferred tax balance sheet positions at the time of the devaluation.

Segment Level

For the full year, sales in local currency are expected to be up by a low single digit percentage in the Europe segment, up by a low double digit to low-teen percentage in Asia Pacific, about even to down slightly in the two North American segments and to be up by a high teen percentage in the South America segment. Pre-tax return on sales for the full year, versus 2012, is expected to increase by about 1 percentage point in Asia Pacific, to increase slightly in Europe and to decrease about 50 basis points in the North and South American segments. The outlook for return on sales in South America excludes the impact of the devaluation of the Venezuelan bolivar on the Company's balance sheet positions at the time of the devaluation and assumes no change in the current 6.3 Venezuelan bolivar to U.S. dollar exchange rate.

*See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe (including Scandinavia), the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

First Quarter Earnings Conference Call
Tupperware Brands will conduct a conference call today, Wednesday, April 24, 2013, at 10:00 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.7 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", "expects" or "target" are forward-looking statements. These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934.

The Company does not intend to update forward-looking information, other than through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, and re-engineering costs. Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations. Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period. For this reason, these amounts are excluded as indicated. Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country, the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes. The Company believes that excluding from indicated financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur infrequently, also provides a useful measure for analysis and predictive purposes. During the first quarter of 2013, the Venezuelan government abolished the exchange rate that the Company had previously used in translating the results of its Venezuelan operations, and at the same time devalued the official foreign exchange rate in that country. Due to the lack of a connection between the market perceived value of the Venezuelan bolivar and the exchange rate mandated by the Venezuelan government, and now used by the Company, and the sporadic timing of such mandated changes in the exchange rate, the non-GAAP measures exclude for analysis and predictive purposes, the impact from the devaluation on the bolivar denominated net monetary asset, inventory and non-recurring deferred tax balance sheet positions of the Company in Venezuela at the time of the devaluation.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation. The amortization expense related to these assets will continue for several years; however, based on the Company's current estimates, this amortization will decline as the years progress. Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges. The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

TUPPERWARE BRANDS CORPORATION
FIRST QUARTER SALES STATISTICS*
(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%	Active Sales Force	Inc/(Dec) vs. 1Q '12%		Total Sales Force	Inc/(Dec) vs. 1Q '12%
Europe	-	2	107,744	4		624,312	8
Asia Pacific	12	17	230,915	6	[b]	921,295	(3)	[c]
TW North America	(2)	(3)	92,157	(19)	[d]	334,842	1
Beauty North America	(2)	(3)	267,943	(11)	[e]	518,705	(7)
South America	8	18	89,956	(11)	[f]	320,422	14	[g]
Total All Units	4	6	788,715	(6)	[a,d]	2,719,576	1

Emerging Market Units

Europe	5	13	68,046	11		444,015	12
Asia Pacific	21	24	205,538	9	[b]	820,713	(2)	[c]
TW North America	(4)	(6)	82,439	(4)		253,677	3
Beauty North America	1	-	232,856	(12)	[e]	429,197	(8)
South America	8	18	89,956	(11)	[f]	320,422	14	[g]
Total Emerging Market Units	10	13	678,835	(3)		2,268,024	2

Established Market Units

Europe	(3)	(2)	39,698	(7)		180,297	1
Asia Pacific	(15)	(8)	25,377	(14)		100,582	(8)
TW North America	-	-	9,718	(65)	[d]	81,165	(5)
Beauty North America	(10)	(10)	35,087	(4)		89,508	(1)
South America	-	-	-	-		-	-
Total Established Market Units	(5)	(3)	109,880	(19)	[d]	451,552	(3)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force.  The company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units.  Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.

+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Notes

[a] Seven percentage points of the 12 percentage point difference between the 6% local currency sales increase and 6% decrease in active sellers reflected a change in measurement in activity in the Tupperware U.S. and Canada business described below and the shift in sales between reporting segments.  There was a shift in active sellers towards Europe, which has a higher level of productivity from a large portion of its business being in established market units where housewares are sold at relatively higher price points than beauty and personal care products and through group demonstrations.  There was a shift away from Beauty North America.  Active sellers decreased in this segment, where sales are of beauty and personal care products at relatively low price points and where Fuller Mexico sells through one-on-one contact.

[b] Higher growth in local currency sales than in active sellers reflected higher standards and stocking distributor ordering decisions in Indonesia and a mix shift toward Indonesia and Malaysia/Singapore, that have higher-than-average productivity, and away from the Philippines, that has lower-than-average productivity.

[c] Due to a change in qualification standards to remain as a member of the sales forces in the Malaysia/Singapore and India units, there has been a significant reduction in total sellers compared with what would have been the case under the previous qualification standards.  These units had strong double-digit percentage increases in both active sellers and sales in the first quarter of 2013 compared with 2012.

[d]  In the third quarter of 2012, the Tupperware U.S. and Canada business began measuring sales force activity on a weekly rather than a monthly basis.  For the first quarter, this had a negative 15, 2, 66 and 12 percentage point impact on the total Tupperware North America, total company, Tupperware North America established markets and total company established market comparisons, respectively.

[e] Much lower actives this year in Fuller Mexico reflected higher standards under sales force recruiting and award programs in 2013 compared with 2012, leading to a higher order size in 2013.

[f] Local currency sales increase despite decrease in active sellers reflected price increases, along with a mix shift toward the more housewares focused/higher net per unit businesses in Brazil and Venezuela. Also contributing was an increase in order size requirement in Argentina, together with a mix shift toward housewares at higher price points than beauty and personal care products.

[g] The total sales force in South America was up significantly while the number of active sellers was down, from comparisons in Brazil, where changes in qualification levels for awards led to a lower number of higher value orders.  There was also a mix shift away from Argentina, which as a beauty and personal care focused unit that operates on a campaign cycle, has a much higher activity rate for its sales force than the segment  overall.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended
	March 30,	March 31,
(In millions, except per share data)	2013	2012

Net sales	$ 662.9	$ 639.5
Cost of products sold	222.8	213.1
Gross margin	440.1	426.4

Delivery, sales and administrative expense	348.5	339.6
Re-engineering and impairment charges	2.2	0.9
Gains on disposal of assets including insurance recoveries	-	0.2
Operating income	89.4	86.1

Interest income	0.6	0.7
Interest expense	8.9	9.8
Other (income) expense	2.9	(0.3)
Income before income taxes	78.2	77.3
Provision for income taxes	20.0	19.0
Net income	$ 58.2	$ 58.3

Net income per common share:

Basic earnings per share:	$ 1.09	$ 1.04

Diluted earnings per share:	$ 1.06	$ 1.02

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks
	Ended	Ended	Reported	Restated	Foreign
	March 30,	March 31,	%	%	Exchange
	2013	2012	Inc (Dec)	Inc (Dec)	Impact *

Net Sales:
Europe	$ 217.6	$ 218.2	-	2	$ (5.7)
Asia Pacific	199.7	177.8	12	17	(6.6)
TW North America	82.8	84.6	(2)	(3)	0.5
Beauty North America	85.5	87.4	(2)	(3)	1.0
South America	77.3	71.5	8	18	(5.9)

	$ 662.9	$ 639.5	4	6	$ (16.7)

Segment profit:
Europe	$ 37.2	$ 36.1	3	5	$ (0.6)
Asia Pacific	42.8	33.9	26	32	(1.5)
TW North America	12.3	13.3	(7)	(8)	0.2
Beauty North America	6.4	6.9	(8)	(10)	0.2
South America	5.7	10.0	(43)	(37)	(0.9)

	104.4	100.2	4	7	(2.6)

Unallocated expenses	(15.7)	(13.1)	20	18	(0.2)
Gains on disposal of assets including insurance recoveries	-	0.2	(100)	(100)	-
Re-engineering and impairment charges	(2.2)	(0.9)	+	+	-
Interest expense, net	(8.3)	(9.1)	(8)	(8)	-

Income before taxes	78.2	77.3	1	5	(2.8)
Provision for income taxes	20.0	19.0	5	9	(0.7)
Net income	$ 58.2	$ 58.3	-	4	$ (2.1)

Net income per common share (diluted)	$ 1.06	$ 1.02	4	8	(0.04)

Weighted Average number of diluted shares	54.7	57.1

* 2013 actual compared with 2012 translated at 2013 exchange rates.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions except per share data)
	13 Weeks Ended March 30, 2013				13 Weeks Ended March 31, 2012
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$ 37.2	$ -		$ 37.2	$ 36.1	$ 0.1	a	$ 36.2
Asia Pacific	42.8	0.2	a	43.0	33.9	0.2	a	34.1
TW North America	12.3	-		12.3	13.3	-		13.3
Beauty North America	6.4	0.1	a	6.5	6.9	0.2	a	7.1
South America	5.7	3.9	b	9.6	10.0	-		10.0
	104.4	4.2		108.6	100.2	0.5		100.7

Unallocated expenses	(15.7)	-		(15.7)	(13.1)	(0.5)	c	(13.6)
Gains on disposal of assets	-	-		-	0.2	(0.2)	d	-
Re-eng and impairment chgs	(2.2)	2.2	e	-	(0.9)	0.9	e	-
Interest expense, net	(8.3)	-		(8.3)	(9.1)	-		(9.1)
Income before taxes	78.2	6.4		84.6	77.3	0.7		78.0
Provision for income taxes	20.0	0.2	f	20.2	19.0	-		19.0
Net income	$ 58.2	$ 6.2		$ 64.4	$ 58.3	$ 0.7		$ 59.0

Net income per common share (diluted)	$ 1.06	$ 0.12		$ 1.18	$ 1.02	$ 0.01		$ 1.03

(a)  Amortization of intangibles of acquired beauty units.

(b) Translation impact related to the net monetary asset, inventory, and non-recurring deferred tax balance sheet positions when, in the first quarter of 2013, the Venezuelan government devalued the bolivar to U.S. dollar exchange rate to 6.3.

(c)  Change in estimate of asset retirement obligation for the Company's Orlando and South Carolina locations.
(d)  Gain on disposal of assets in 2012 was from insurance proceeds related to a flood in the Company's Venezuela operations.

(e)  Re-engineering and impairment charges of $2.2 million in 2013 were primarily severance costs incurred to reduce headcount in Eastern Europe, Argentina, Uruguay, and several other of the Company's operations, as well as relocation and shutdown costs in several other locations. Re-engineering and impairment charges of $0.9 million in 2012 represented relocation expenses in Poland and severance costs incurred to reduce headcount in the Company's Argentina, BeautiControl, France, Mexico, Switzerland and United Kingdom operations.

(f) Provision for income taxes represents the net tax impact of adjusted amounts determined on an item-by-item basis.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended
	March 30,	March 31,
(In millions)	2013	2012

OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$ 13.9	$ (24.8)

INVESTING ACTIVITIES
Capital expenditures	(9.1)	(18.8)
Proceeds from disposal of property, plant & equipment	0.5	1.0

Net cash used in investing activities	(8.6)	(17.8)

FINANCING ACTIVITIES
Dividend payments to shareholders	(19.7)	(17.4)
Net proceeds from issuance of senior notes	200.0	-
Repurchase of common stock	(103.6)	(54.1)
Repayment of long-term debt and capital lease obligations	(0.5)	(0.4)
Net change in short-term debt	(71.1)	68.3
Debt issuance costs	(0.2)	-
Proceeds from exercise of stock options	13.8	4.2
Excess tax benefits from share-based payment arrangements	8.3	5.4

Net cash provided by financing activities	27.0	6.0

Effect of exchange rate changes on cash and
cash equivalents	(4.7)	4.1

Net change in cash and cash equivalents	27.6	(32.5)

Cash and cash equivalents at beginning of year	119.8	138.2

Cash and cash equivalents at end of period	$ 147.4	$ 105.7

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 30,	Dec. 29,
(In millions)	2013	2012

Assets

Cash and cash equivalents	$147.4	$119.8
Other current assets	719.7	646.7
Total current assets	867.1	766.5

Property, plant and equipment, net	293.4	298.8

Other assets	738.7	756.5

Total assets	$1,899.2	$1,821.8

Liabilities and Shareholders' Equity

Short-term borrowings and current
portion of long-term debt	$128.1	$203.4
Accounts payable and other current liabilities	497.0	491.1

Total current liabilities	625.1	694.5

Long-term debt	619.8	414.4

Other liabilities	216.6	233.8

Total shareholders' equity	437.7	479.1

Total liabilities and shareholders' equity	$1,899.2	$1,821.8

Debt to Adjusted EBITDA* Ratio as of and for the four quarters ended March 30, 2013: 1.61 times

*Adjusted EBITDA as defined in the Company's credit agreement under
Consolidated EBITDA. See calculation attached to this release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 24, 2013
(UNAUDITED)
($ in millions, except per share amounts)

	Second Quarter	Second Quarter
	2012 Actual	2013 Outlook
		Range
		Low	High

Income before income taxes	$ 24.7	$ 96.1	$ 99.7

Income tax	12.0	23.2	24.1
Effective Rate	49%	24%	24%

Net Income (GAAP)	$ 12.7	$ 72.9	$ 75.6

% change from prior year		474%	495%

Adjustments(1):
Purchase accounting intangibles impairments	$ 76.9	$ -	$ -
Gains on disposal of assets including insurance recoveries	(7.5)	-	-
Impact of Venezuelan bolivar devaluation on balance sheet positions	-	0.5	0.5
Re-engineering and other restructuring costs	1.1	3.5	3.5
Acquired intangible asset amortization	0.5	0.3	0.3
Income tax (2)	(9.9)	(1.5)	(1.5)
Net Income (adjusted)	73.8	75.7	78.4

Exchange rate impact (3)	1.3	-	-
Net Income (adjusted and 2012restated for currency changes)	75.1	75.7	78.4

% change from prior year		1%	4%

Net income (GAAP) per common share (diluted)	$ 0.22	$ 1.36	$ 1.41

% change from prior year		518%	541%

Net Income (adjusted) per common share (diluted)	$ 1.31	$ 1.41	$ 1.46

Net Income (adjusted & restated) per common share (diluted)	$ 1.33	$ 1.41	$ 1.46

% change from prior year		6%	10%

Average number of diluted shares (millions)	56.5	53.6	53.6

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2012 actual and 2012 restated at current currency exchange rates
See the note related to Venezuela foreign exchange on the following page

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 24, 2013
(UNAUDITED)
($ in millions, except per share amounts)

	Full Year	Full Year
	2012 Actual	2013 Outlook
		Range
		Low	High

Income before income taxes	$ 272.8	$ 372.5	$ 383.1

Income tax	79.8	91.5	94.2
Effective Rate	29%	25%	25%

Net Income (GAAP)	$ 193.0	$ 281.0	$ 288.9

% change from prior year		46%	50%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ (7.9)	$ -	$ -
Re-engineering and other restructuring costs	22.1	9.5	9.5
Impact of Venezuelan bolivar devaluation on balance sheet positions	-	4.4	4.4
Acquired intangible asset amortization	2.1	1.3	1.3
Purchase accounting intangibles impairments	76.9	-	-
Income tax (2)	(4.8)	(3.3)	(3.3)
Net Income (adjusted)	281.4	292.9	300.8

Exchange rate impact (3)	(0.1)	-	-
Net Income (adjusted and 2012 restated for currency changes)	281.3	292.9	300.8

% change from prior year		4%	7%

Net income (GAAP) per common share (diluted)	$ 3.42	$ 5.30	$ 5.45

% change from prior year		55%	59%

Net Income (adjusted) per common share (diluted)	$ 4.99	$ 5.52	$ 5.67

Net Income (adjusted & restated) per common share (diluted)	$ 4.99	$ 5.52	$ 5.67

% change from prior year		11%	14%

Average number of diluted shares (millions)	56.4	53.1	53.1

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2012 actual and 2012 restated at current currency exchange rates

The Company's outlook assumes no change in the current 6.3 bolivar to U.S. dollar exchange rate.  If the rate had gone to 23 bolivars to the dollar as of the beginning of the second quarter of 2013, the Company estimates its full-year 2013 pre-tax earnings would be $28 million lower than shown above, of which $17 million would relate to amounts already on the balance sheet at the end of March 2012, and the rest to the translation of 2013 activity at the lower rate.

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA *

(UNAUDITED)
As of and for
the Four Quarters
Ended
March 30,
2013
Adjusted EBITDA:
Net income	$192.9
Add:
Depreciation and amortization	49.6
Gross interest expense	34.0
Provision for income taxes	80.8
Pretax non-cash re-engineering and impairment charges	93.4
Equity compensation	21.3
Deduct:
Gains on land sales, insurance recoveries, etc.	(7.7)

Total Adjusted EBITDA	$464.3

Consolidated total debt	$747.9
Divided by adjusted EBITDA	464.3

Debt to Adjusted EBITDA Ratio	1.61

*	Amounts and calculations are based on the definitions and provisions of the Company's $450 million Credit Agreement dated June 2, 2011 and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.

CONTACT: Teresa Burchfield, 407-826-4475